Exhibit 99.1

TRANSFER OF EQUITY INTERESTS AGREEMENT

The Transferor(s): LIU Shan, WU Shisong

The Transferee: Hangzhou Jiuzhou Grand Pharmacy Chain Co., Ltd.

Upon amicable negotiations between the Transferors and the Transferee, the two parties hereby reach the following agreements regarding transfer of equity interests of Jiuxin Medicine Co., Ltd from the Transferors to the Transferee:

1.
WU Shisong, as one of the Transferors, shall transfer 51% equity interests of Zhejiang Jiuxin Medicine Co., Ltd. to the Transferee.  The capital contribution to this 51% equity interests amounts to 5,100,000 Renminbi.

2.
LIU Shan, as one of the Transferors, shall transfer 49% equity interests of Zhejiang Jiuxin Medicine Co., Ltd. to the Transferee.  The capital contribution to this 49% equity interests amounts to 4,900,000 Renminbi.

3.	The ratio of capital contribution to equity transfer price is 1:5. The total consideration for the equity interests to be transferred is 50,000,000 Renminbi.

4.
After transfer herein is completed, the Transferors shall no longer be entitled to any shareholder rights or bear any shareholder obligations underlying the equity interests to be transferred.  The Transferee shall bear such obligations while enjoying such rights pursuant to this Agreement.

5.
This agreement is executed in three originals.  The Transferors and Transferee shall hold two originals, and the remaining original shall be submitted to the Administration for Industry and Commerce for registration.

Transferors: /s/ Liu Shan                                           /s/ WU Shisong

Transferee: Hangzhou Jiuzhou Grand Pharmacy Chain Co., Ltd. [seal]

Date: April 15, 2011